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                                                                  Exhibit (i)(i)



                                                                  August 8, 2005



Cohen & Steers Dividend Value Fund, Inc.
757 Third Avenue
New York, New York  10017

Ladies and Gentlemen:

                  We have acted as counsel to Cohen & Steers Dividend Value Fund, Inc., an open-end investment company organized as a Maryland corporation (the "Company"), in connection with the Registration Statement on Form N-1A, File Nos. 333-99743 and 811-21203 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, relating to the issuance by the Company of an unlimited number of shares of its Class A, Class C and Class I Common Stock, par value $.001 per share (each such class of Common Stock a "Class" and the shares being issued, collectively, the "Shares").

                  We have examined the Prospectuses (including the Statement of Additional Information incorporated by reference therein) included in the Registration Statement (the "Prospectuses") and the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to




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Cohen & Steers Dividend Value Fund, Inc.          -2-           August 8, 2005



questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

                  In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

                  Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

                  1. The Company is duly organized and validly existing as a corporation and in good standing under the law of the State of Maryland.

                  2. The Shares to be offered for sale pursuant to the Prospectuses are, to the extent of the number of Shares of each Class authorized in the Company's Charter, duly authorized and, when sold, issued and paid for as contemplated by the Prospectuses, will have been validly and legally issued and will be fully paid and nonassessable.

                  Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of the State of Maryland, we have relied upon the opinion of Venable LLP dated the date hereof.

                  We do not express any opinion herein concerning any law other than the law of the State of New York and, to the extent set forth herein, the law of the State of Maryland.




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Cohen & Steers Dividend Value Fund, Inc.       -3-             August 8, 2005



                  We hereby consent to the filing of this opinion letter as
Exhibit i(i) to the Registration Statement and to the use of our name under the caption "Counsel and Independent Registered Public Accounting Firm" in the Prospectuses.

                                             Very truly yours,

                                             /s/ Simpson Thacher & Bartlett LLP

                                             SIMPSON THACHER & BARTLETT LLP